Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2019 Results

NEW YORK, July 24, 2019 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $28.2 million; up 3% year-over-year in constant currencies

•	Operating profit of $2.4 million, up 125% year-over-year

•	Earnings per share (EPS) of $0.11

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the second quarter ended June 30, 2019, with revenue of $28.2 million and operating profit of $2.4 million. In nominal terms, revenue increased $109,000 year-over-year. In constant currencies, revenue increased by 3% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from or generated in connection with a much larger amount of purchases made by Travelzoo® members. Net income was $1.3 million. EPS was $0.11, up from $0.04 in the prior-year period.

"Our attractive core business in North America and Europe generated an operating profit of $4.2 million, with an operating margin of 16%, of which $1.8 million was re-invested in our Asia Pacific business. We are strongly committed to driving up shareholder value by implementing a successful strategy to achieve profitable growth in Asia Pacific faster," said Holger Bartel, Global CEO of Travelzoo.

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Core Business versus Development Business
Our businesses in Europe and North America (the "Core Business") and our business in Asia Pacific (the "Development Business") are in very different situations. The following table illustrates how the Core Business compares to the Development Business:

	Core Business	Development Business
Q2 2019 Operating profit/loss	+$4.2 million	-$1.8 million
Q2 2019 Operating margin	16%	N/A
Contribution to Q2 2019 EPS	+$0.25	-$0.14
Contribution to six months EPS	+$0.66	-$0.30

Europe
Europe business segment revenue increased 2% year-over-year to $8.7 million. In constant currencies, revenue increased 8% year-over-year. Revenue growth was primarily driven by the rollout of Travelzoo’s expanded vacations offering. Operating profit for the second quarter was $584,000, or 7% of revenue, compared to an operating profit of $441,000, or 5% of revenue in the prior-year period.

North America
North America business segment revenue increased 2% year-over-year to $17.9 million. Operating profit for the second quarter was $3.6 million, or 20% of revenue, compared to an operating profit of $2.1 million, or 12% of revenue in the prior-year period.

Asia Pacific
For the Asia Pacific business segment, a new management team was installed during the quarter and Travelzoo has engaged a top management consulting firm in China to conduct a strategic review of its business. Our development business in Asia Pacific, which is currently in transition, saw a decrease in revenue of 23% year-over-year to $1.6 million. In constant currencies, revenue decreased 20% year-over-year. The operating loss in Asia Pacific for the second quarter was $1.8 million, compared to an operating loss of $1.5 million in the prior-year period.

Members
As of June 30, 2019, Travelzoo had a worldwide unduplicated number of members of 30.2 million. In Asia Pacific, unduplicated number of members was 3.6 million as of June 30, 2019, consistent with June 30, 2018. In Europe, unduplicated number of members was 9.1 million as of June 30, 2019, up 4% from June 30, 2018. In North America, unduplicated number of members was 17.6 million as of June 30, 2019, consistent with June 30, 2018.

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Income Taxes
Income tax expense was $953,000, compared to a $631,000 income tax expense in the prior-year period.

Asset Management
During the second quarter of 2019, Travelzoo used $1.8 million of cash in operating activities. Accounts receivable increased by $2.8 million over the prior-year period to $15.3 million. Accounts payable increased by $168,000 over the prior-year period to $14.4 million. Cash used in investing activities was $743,000, down from $3.5 million in the prior-year period. As of June 30, 2019, cash and cash equivalents were $14.1 million.

Share Repurchase Program
During the second quarter of 2019, the company repurchased 250,000 shares of its common stock. In May 2019, the company’s board of directors had authorized the repurchase of up to 1,000,000 shares of its outstanding common stock. 750,000 shares of common stock remain that are authorized to be repurchased.

Conference Call
Travelzoo will host a conference call to discuss second quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

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About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$28,184	$28,075	$59,009	$58,959
Cost of revenues	2,757	3,016	5,703	6,401
Gross profit	25,427	25,059	53,306	52,558
Operating expenses:
Sales and marketing	15,357	15,628	30,963	31,170
Product development	1,799	2,386	3,502	4,897
General and administrative	5,847	5,967	11,446	11,756
Total operating expenses	23,003	23,981	45,911	47,823
Income from operations	2,424	1,078	7,395	4,735
Other income (loss), net	(143)	30	(242)	191
Income before income taxes	2,281	1,108	7,153	4,926
Income tax expense	953	631	2,705	1,947
Net income	$1,328	$477	$4,448	$2,979

Basic income per share	$0.11	$0.04	$0.37	$0.24
Diluted income per share	$0.11	$0.04	0.36	0.24

Weighted average shares:
Basic	12,003	12,462	11,959	12,462
Diluted	12,278	12,780	12,251	12,622

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$14,113	$18,017
Accounts receivable, net	15,323	12,646
Income taxes receivable	817	389
Deposits	84	167
Prepaid expenses and other	1,739	1,947
Total current assets	32,076	33,166
Deposits and other	744	685
Deferred tax assets	1,359	1,645
Restricted cash	1,331	1,444
Investment in WeekenGO	2,958	2,694
Operating lease right-of-use assets	14,110	—
Property and equipment, net	3,346	3,790
Total assets	$55,924	$43,424
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,419	$17,129
Accrued expenses and other	8,720	7,853
Deferred revenue	1,165	1,339
Operating lease liabilities	5,693	—
Income tax payable	395	489
Total current liabilities	30,392	26,810
Long-term tax liabilities	434	418
Long-term operating lease liabilities	10,788	—
Other long-term liabilities	83	2,137
Total liabilities	41,697	29,365
Common stock	119	120
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(4,229)	(4,214)
Retained earnings	18,337	18,153
Total stockholders’ equity	14,227	14,059
Total liabilities and stockholders’ equity	$55,924	$43,424

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$1,328	$477	$4,448	$2,979
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	333	443	663	827
Stock-based compensation	319	349	482	522
Deferred income tax	4	(39)	345	(149)
Loss on equity investment in WeekenGO	238	—	397	—
Net foreign currency effects	(5)	35	(26)	(136)
Other	(51)	40	26	(43)
Changes in operating assets and liabilities:
Accounts receivable	201	100	(2,779)	(897)
Income tax receivable	(816)	(705)	(428)	(277)
Prepaid expenses and other	(186)	428	239	418
Accounts payable	(1,688)	(15)	(2,788)	(3,200)
Accrued expenses and other	(296)	(299)	1,291	725
Income tax payable	(1,084)	(48)	(96)	169
Other liabilities	(103)	(165)	(174)	(158)
Net cash provided by (used in) operating activities	(1,806)	601	1,600	780
Cash flows from investing activities:
Investment in WeekenGO	(673)	(3,083)	(673)	(3,083)
Purchases of property and equipment	(70)	(442)	(201)	(507)
Net cash used in investing activities	(743)	(3,525)	(874)	(3,590)
Cash flows from financing activities:
Repurchase of common stock	(4,869)	—	(6,460)	—
Exercise of stock options and taxes paid for net share settlement of equity awards	1,738	—	1,712	—
Net cash used in financing activities	(3,131)	—	(4,748)	—
Effect of exchange rate on cash, cash equivalents and restricted cash	(147)	(780)	5	(324)
Net decrease in cash, cash equivalents and restricted cash	(5,827)	(3,704)	(4,017)	(3,134)
Cash, cash equivalents and restricted cash at beginning of period	21,271	24,571	19,461	24,001
Cash, cash equivalents and restricted cash at end of period	$15,444	$20,867	$15,444	$20,867
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$2,919	$1,417	$2,859	$2,196

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,557	$9,133	$17,494	$28,184
Intersegment revenue	23	(451)	428	—
Total net revenues	1,580	8,682	17,922	28,184
Operating income (loss)	$(1,783)	$584	$3,623	$2,424

Three months ended June 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,073	$8,527	$17,475	$28,075
Intersegment revenue	(9)	(27)	36	—
Total net revenues	2,064	8,500	17,511	28,075
Operating income (loss)	$(1,472)	$441	$2,109	$1,078

Six months ended June 30, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$3,192	$20,187	$35,630	$59,009
Intersegment revenue	53	(932)	879	—
Total net revenues	3,245	19,255	36,509	59,009
Operating income (loss)	$(3,418)	$2,721	$8,092	$7,395

Six months ended June 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$4,115	$18,859	$35,985	$58,959
Intersegment revenue	(29)	(79)	108	—
Total net revenues	4,086	18,780	36,093	58,959
Operating income (loss)	$(3,212)	$2,407	$5,540	$4,735

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